Exhibit 23.2
CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM
Visual Sciences, Inc. (formerly known as WebSideStory, Inc.)
San Diego, California
We hereby consent to the incorporation by reference in the Prospectus constituting a part of this Registration Statement of our report dated March 31, 2006, relating to the financial statements of Visual Sciences Technologies, LLC (formerly known as Visual Sciences, LLC), for the years ended December 31, 2005 and 2004, which appears in the current report on Form 8-K/A of Visual Sciences, Inc. (formerly known as WebSideStory, Inc.) filed with the Securities and Exchange Commission on April 19, 2006.
We also consent to the reference to us under the caption “Experts” in the Prospectus.

/s/ BDO Seidman, LLP

Bethesda, Maryland
June 8, 2007